Exhibit 99.(m-5)

CLASS I DISTRIBUTION PLAN OF

THE ALGER FUNDS

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the “Act”), this Rule 12b-1 Plan (the “Plan”) has been adopted for The Alger Funds (the “Trust”) with respect to the Class I Shares of each of its portfolios listed on Schedule A hereto, as such Schedule may be amended in writing from time to time (each a “Portfolio”), by a majority of the members of the Trust’s Board of Trustees, including a majority of the trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Qualified Trustees”), at a meeting called for the purpose of voting on this Plan. It has been approved by a majority of the outstanding Class I Shares of each Portfolio with respect to which Rule 12b-1 requires such approval.

1. Administrative and Recordkeeping Services. This Plan authorizes the Trust to make payments, on behalf of each Portfolio, to entities providing recordkeeping and/or administrative services to institutional holders of Class I Shares of the Portfolio as compensation for such services. Such payments shall be made through Fred Alger & Company, Incorporated (“Alger Inc.”) as disbursing agent, may not exceed an annual rate of 0.25 of 1% of the average daily net assets allocable to the Class I Shares of the Portfolio, and shall be charged only to that Class. Payments to a recordkeeper and/or administrator with respect to an institutional account shall not exceed an annual rate of 0.25% of the average daily net asset value of the Class I Shares held by that account.

2. Periodic Reporting. Alger Inc. shall prepare reports for the Board of Trustees of the Trust on a quarterly basis showing amounts paid pursuant to this Plan and any related agreement, the purpose for such expenditure, and such other information as from time to time shall be reasonably requested by the Board of Trustees.

3. Continuance. This Plan shall continue in effect with respect to each Portfolio indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

4. Termination. This Plan may be terminated with respect to a Portfolio at any time without penalty by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class I Shares of the Portfolio.

5. Amendment. This Plan may not be amended to materially increase the amounts payable hereunder without the vote of a majority of the outstanding Class I Shares of each affected Portfolio. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

6. Related Agreements. Any agreement related to this Plan shall be in writing and shall provide:

(a)           that such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class I Shares of the Portfolio, on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b)           that such agreement shall terminate automatically in the event of its assignment.

7. Fund Governance Standards.  So long as this Plan is in effect, the Trust will comply with the provisions of Rule 12b-1(c).

8. Recordkeeping. The Trust will preserve copies of this Plan, any agreements related to this Plan and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the related agreement or any such report, as the case may be, the first two (2) years in an easily accessible place.

9. Limitation of Liability. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any trustees or upon any shareholder.

10. Definitions. The terms “interested person,”  “vote of a majority of the outstanding voting securities” and “assignment” shall have the meanings set forth in the Act and the rules and regulations thereunder.

Dated August 6, 2007

SCHEDULE A

Alger SmallCap and MidCap Growth Fund

Alger Growth Opportunities Fund